Fax To:        Kim Fuerst
               Sam Butler

From:          Jim Moore

Date:          April 9, 1999


Dear Kim and Sam:

I am sending this bridge loan extension to you today as I will be out of town next week when the current due date expires. Therefore, as a further accommodation to the company and the board, I hereby extend the due date of the bridge loan to Friday, April 30, 1999, unless I rescind this extension by written notice to you prior to this date.

Sincerely,


/s/ JIM MOORE

Jim Moore